Exhibit 10.1
CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 6, 2023 (the “Effective Date”), by and among AlmataBio, Inc., a Delaware corporation (the “Buyer”), Leap Therapeutics, Inc., a Delaware corporation (“Parent”), and Flame Biosciences LLC, a Delaware limited liability company (“Flame” and, together with Parent, the “Sellers”).
Introduction
WHEREAS, the Sellers desire to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Sellers, the Transferred Assets (as defined below), subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Sellers agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE TRANSFERRED ASSETS
1.1.    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers agree to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Sellers, all of the right, title and interest of Sellers in and to the Transferred Assets. For purposes of this Agreement, “Transferred Assets” means:
(a)    the Patent Rights set forth on Schedule 1.1(a) (including any continuation, divisional, continuation-in-part, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, or foreign counterpart, of any of the Patent Rights set forth on Schedule 1.1(a) if any such continuation, divisional, continuation-in-part, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, or foreign counterpart, is owned by Sellers or their controlled Affiliates as of immediately prior to the Closing and was filed by Sellers or their controlled Affiliates at any time after the consummation of the Merger on January 17, 2023) (the “Transferred Patents”);
(b)    any and all regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, designations, qualifications, registrations, certifications and similar items in each case granted by Governmental Entities and set forth on Schedule 1.1(b), in each case, in or related to any jurisdiction anywhere in the world (the “Transferred Permits”);

ASSET PURCHASE AGREEMENT

(c)    any and all Know-How owned by Sellers or their controlled Affiliates as of immediately prior to the Closing that (i) pertains or relates solely to any Product or, as of immediately prior to the Closing, is being used or held for use by Sellers solely in connection with any Product, and (ii) immediately prior to the consummation of the Merger on January 17, 2023, was owned by Flame Bioscience, Inc. (“Sellers’ Predecessor”) and was then being used or held for use by Sellers’ Predecessor solely in connection with any Product (the “Transferred Know-How”);
(d)    any inventories of Product (including, if any, all bulk and vialed inventory, existing finished quantities, work in process, raw materials, constituent substances, materials, stores and supplies, as well as any trade and sample inventories and any precursors, including cell lines) that are set forth on Schedule 1.1(d) (the “Transferred Inventory”), except to the extent any such inventories of Product are depleted, spoiled, damaged, lost or otherwise no longer available to Sellers at any time during the period commencing on the Effective Date and ending on the Closing Date;
(e)    the Sellers’ (and their controlled Affiliates’) right, title and interest in and to all Contracts set forth on Schedule 1.1(e) (the “Transferred Contracts”);
(f)    all of Sellers’ claims, causes of action, defenses, counterclaims or other rights, if any, (whether known or unknown, matured or unmatured, accrued or contingent), in each case only to the extent that such claims, causes of action, defenses, counterclaims or other rights, if any, arise out of or relate to any of the Transferred Assets or any Assumed Liabilities; and
(g)    the Sellers’ (and their controlled Affiliates’) right, title and interest in and to all books, documentation, ledgers, files, reports, lab notebooks, clinical data, plans and operating records that are, or come to be, in the possession or control of the Seller or its controlled Affiliates, in each case only to the extent that such books, documentation, ledgers, files, reports, lab notebooks, clinical data, plans and operating records pertain or relate to any Transferred Assets or any Assumed Liabilities (the “Transferred Books and Records”).
1.2.    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer is only purchasing the Transferred Assets, and the Transferred Assets shall not include any of the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means all assets, rights and properties of the Sellers or any of their controlled Affiliates other than the Transferred Assets. Without limitation of the foregoing, the Excluded Assets shall include the following:
(a)    all accounts receivable, cash and cash equivalents or similar investments, other current assets, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities, including security deposits, reserves, prepaid rents and prepaid expenses;
(b)    all assets, properties or rights set forth on, and all rights, title, interest, assets or properties arising under, any Contract that is not a Transferred Contract;
(c)    all insurance policies, surety bonds or self-insurance of the Sellers or any of its controlled Affiliates and all claims, credits, causes of action or rights thereunder (including rights to assert claims thereunder);
(d)    all minute books of the Sellers or any of their controlled Affiliates and other corporate records of the Sellers or any of their controlled Affiliates;

ASSET PURCHASE AGREEMENT

(e)    all rights of the Sellers or any of their controlled Affiliates arising under this Agreement or the Ancillary Agreements;
(f)    all interests in the share capital and other equity interests of the Sellers or any of their controlled Affiliates;
(g)    all Tax refunds and Tax deposits and all Tax books and records; and
(h)    all claims, causes of action, defenses, counterclaims or other rights, if any, (whether known or unknown, matured or unmatured, accrued or contingent) other than those rights included in the Transferred Assets pursuant to Section 1.1(f).
1.3.    Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge when due the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means the following Liabilities:
(a)    all Liabilities that at any time (whether prior to, on or after the Closing) arise out of, or relate to, the prosecution, ownership, operation, maintenance, sale, lease or use of any Transferred Asset or any Product;
(b)    all Liabilities that at any time (whether prior to, on or after the Closing) arise under any of the Transferred Contracts; and
(c)    all Liabilities for which the Buyer agrees to be liable hereunder or that are otherwise apportioned to the Buyer hereunder, including, without limitation, pursuant to Section 1.7(a) and Section 4.4(b)
1.4.    Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Retained Liabilities, and the Buyer does not hereby and shall not assume or in any way undertake to perform, pay, satisfy or discharge any Retained Liabilities. For purposes of this Agreement, “Retained Liabilities” means all Liabilities of the Sellers and their Subsidiaries other than the Assumed Liabilities. Without limitation of the foregoing, the Retained Liabilities shall include the following:
(a)    all Liabilities of the Sellers and Subsidiaries to the extent relating to any Excluded Assets; and
(b)    all Liabilities for any and all income Taxes of the Sellers (including any income Taxes of the Sellers arising as a result of the transfer by the Sellers to the Buyer of the Transferred Assets).
1.5.    Consideration. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Sellers the Transferred Assets in exchange for the Aggregate Consideration as set forth in this Agreement and the assumption of the Assumed Liabilities.
1.6.    Closing; Delivery and Payment.

ASSET PURCHASE AGREEMENT

(a)    The Closing shall take place simultaneously with the execution and delivery of this Agreement remotely, via electronic exchange of documents.
(b)    At the Closing:
(i)    the Buyer shall deliver the Closing Date Consideration by wire transfer of immediately available funds to an account designated in writing by the Sellers;
(ii)    the Sellers shall execute and deliver to the Buyer a Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”);
(iii)    the Buyer shall execute and deliver to the Sellers an Assumption of Assumed Liabilities Agreement in the form attached hereto as Exhibit B (the “Assumption Agreement”)
(iv)    the Buyer shall execute and deliver to the Sellers an Assignment and Assumption Agreement in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement,” and, together with the Bill of Sale, the Assumption Agreement, and the Additional Transfer Documents (defined below), the “Ancillary Agreements”);
(v)    the Sellers shall make available to the Buyer, to enable the Buyer to take possession and control of, each to the extent existing in physical form and in the possession of the Sellers, the Transferred Books and Records and the Transferred Know-How;
(vi)    the Sellers shall make available to the Buyer, to enable the Buyer to take possession and control of, all of the other Transferred Assets of a tangible nature;
(vii)    the Sellers shall deliver to the Buyer a certificate, executed by each Seller’s corporate secretary on behalf of such Seller, certifying as to the resolutions of the members or directors of such Seller, as applicable, authorizing and approving the sale of the Transferred Assets to the Buyer pursuant to this Agreement and the other Contemplated Transactions;
(viii)    the Buyer shall deliver to the Sellers a certificate, executed by the Buyer’s corporate secretary on behalf of the Buyer, certifying as to the resolutions of the board of directors of the Buyer authorizing and approving the purchase of the Transferred Assets by the Buyer pursuant to this Agreement and the other Contemplated Transactions;
(ix)    Flame shall deliver to the Buyer evidence, in form and substance reasonably satisfactory to the Buyer, that Flame has obtained all of the consents and provided all notices set forth on Schedule 1.6(b)(ix); and
(x)    the Sellers shall deliver to the Buyer a certification that Flame is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.
1.7.    Taxes and Fees.
(a)    Transfer Taxes. All transfer, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”), if applicable, related to the Contemplated Transactions shall be borne by the Buyer. The required party shall file all necessary Tax Returns and other documentation

ASSET PURCHASE AGREEMENT

with respect to such Transfer Taxes required by a Governmental Entity to be filed and, if required by applicable Law, the other party will, and will cause its controlled Affiliates to, join in the execution of any such Tax Returns and other documentation. The Sellers and the Buyer shall cooperate in the preparation and filing of all forms and documentation necessary to provide exemption from Transfer Tax, to the extent permitted by applicable Law.
(b)    Withholding Taxes. The Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Sellers and any other recipient of payments hereunder; provided, however, that the Buyer will (i) promptly (and in any event no later than five (5) Business Days prior to the date on which such payment is made or, in the case of a change in applicable Law after the date of this Agreement that would require withholding from such amounts, as soon as practicable) notify the Sellers of any intention to so deduct and withhold and provide the Sellers the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold; (ii) remit and report any such amount required to be deducted and withheld to the applicable Governmental Entity in accordance with applicable Law; (iii) promptly provide to the Sellers a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to the Sellers; and (iv) cooperate with the Sellers as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.
1.8.    Wrong Pocket Assets. If at any time or from time to time after the Closing until the date that is twelve (12) months after the Closing Date, Sellers or any of their controlled Affiliates, on the one hand, or the Buyer or its Affiliates, on the other hand, shall receive or otherwise possess any asset or right that, effective as of the Closing, is a Transferred Asset belonging to the Buyer, on the one hand, or is an Excluded Asset belonging to the Sellers or any of their Affiliates, on the other, pursuant to this Agreement, the Sellers or the Buyer (as the case may be) shall promptly deliver and/or transfer, or cause to be delivered and/or transferred, such asset or right to the Person to whom, effective as of the Closing, such asset or right belongs pursuant to this Agreement. With respect to any Transferred Asset or any Excluded Asset that is subject to the foregoing provisions of this Section 1.8, the Person that is required to deliver or transfer such Transferred Asset or such Excluded Asset, as the case may be, pursuant to the foregoing provisions of this Section 1.8 shall hold such Transferred Asset or such Excluded Asset, as the case may be, in trust for the benefit of such other Person until such Transferred Asset or such Excluded Asset, as the case may be, is delivered or transferred in accordance with the provisions of this Section 1.8; provided, however, that the foregoing provisions of this sentence shall only be applicable with respect to any Know-How that is Transferred Know-How if, to Sellers’ Knowledge, such Know-How is Transferred Know-How. Without limitation of the foregoing, in the event that, at any time or from time to time after the Closing, Sellers or any of their controlled Affiliates receives any payment in respect of any Transferred Asset or Buyer receives any payment in respect of an Excluded Asset, the Sellers or the Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by the Buyer or the Sellers (as applicable) by wire transfer of immediately available funds.

ASSET PURCHASE AGREEMENT

1.9.    Milestone Payments.
(a)    Milestone Events and Milestone Payments. Subject to the terms and conditions of this Agreement, Buyer shall make each applicable payment (each a “Milestone Payment”) set forth below to the Sellers promptly (and in any event no later than forty-five (45) days) after the achievement by any member of the Buyer Rights Group of the relevant event listed below (each, a “Milestone Event”):
(i)    a one-time payment of (***) upon First Commercial Sale of any Product for any indication in the United States;
(ii)    a one-time payment of (***) upon the First Commercial Sale of any Product for any indication in any one of France, Germany, Italy, Spain or the United Kingdom;
(iii)    a one-time payment of (***) upon the First Commercial Sale of any Product for any indication in any one of Japan or China;
(iv)    a one-time payment of (***) upon the cumulative worldwide Net Sales of the Products exceeding (***);
(v)    a one-time payment of (***) upon the cumulative worldwide Net Sales of the Products exceeding (***); and
(vi)    a one-time payment of (***) upon the cumulative worldwide Net Sales of the Products exceeding (***).
(b)    For the avoidance of doubt, (i) no Milestone Payment shall be paid more than once, and (ii) the maximum cumulative amount of Milestone Payments shall not exceed (***).
(c)    Diligence.
(i)    The Buyer shall, itself or through the members of the Buyer Rights Group, use Commercially Reasonable Efforts to develop at least one Product, to seek and obtain Regulatory Approval therefor, and to market, sell and otherwise commercialize any such Product for which Regulatory Approval has been obtained to achieve the Net Sales amounts set forth in the Milestone Events.
(ii)    Other than the diligence obligations specifically set forth in Section 1.9(c)(i) hereof, neither the Buyer nor any other member of the Buyer Rights Group shall have other diligence obligations with respect to achievement of any Milestone Event, or to develop, market or sell any Product. For clarification, a good faith determination by the Buyer or any other member of the Buyer Rights Group to discontinue or de-prioritize the development or commercialization of any or all Products, or the development or commercialization by the Buyer or any other member of the Buyer Rights Group of a product similar to or competitive with a Product shall not constitute a breach of, or be restricted in any way by, this Agreement if, and for so long, as such discontinuation or de-prioritization is consistent with the requirements of Section 1.9(c)(i) hereof.
(d)    Reporting.

ASSET PURCHASE AGREEMENT

(i)    The Buyer shall provide (or may cause any applicable member of the Buyer Rights Group to provide) written notice to the Sellers of (A) the achievement of each Milestone Event no later than thirty (30) days after the occurrence thereof and (B) any determination by the Buyer or any applicable member of the Buyer Rights Group to terminate or discontinue further development or commercialization of any Product prior to the payment of all Milestone Payments (which written notice under this clause (B) shall be given to the Sellers no later than thirty (30) days after any such determination).
(ii)    The Buyer shall, and shall cause the other members of the Buyer Rights Group to, keep books and records sufficient to calculate Milestone Payments and reasonable documentation regarding the Products.
(iii)    Within 120 days following the end of each calendar year ending after the Closing Date and continuing until the earlier to occur of (A) all Milestone Events having been achieved or (B) the date that the Buyer and the other members of the Buyer Rights Group have permanently discontinued all development and commercialization activities with respect to the Products (but only if and for so long as such activities remain permanently discontinued) and Buyer has certified in writing to the Seller that such permanent discontinuation has occurred, Buyer shall provide to Sellers a reasonably detailed written report summarizing the efforts of the Buyer and the other members of the Buyer Rights Group to satisfy the diligence obligations set forth in Section 1.9(c)(i) and their progress with respect thereto (each, an “Annual Report”). Each Annual Report will contain any material updates to the applicable development plans or the applicable commercialization plans, as the case may be, occurring following the date on which the previous Annual Report was issued; provided, however, that the parties acknowledge and agree that the Buyer shall not be required to include the following information in any Annual Report (x) the status of enrollment of patient in any preclinical studies or clinical trials of any Product conducted by or on behalf of any member of the Buyer Rights Group, including information relating to any such patient’s response to any Product, (y) information regarding the Buyer’s cash or financial position, or (z) the content of any informal or oral discussions with or feedback from any Regulatory Authorities. Following receipt by the Sellers of each Annual Report, the Sellers may request a meeting with knowledgeable representatives of Buyer and its Affiliates who are directly involved and engaged in the development and/or commercialization activities (or in Buyer’s oversight of such activities) that are subject to the diligence obligations set forth in Section 1.9(c)(i), which meeting shall take place promptly, and in any event not later than 90 calendar days following such request, in person or by telephone conference or video conference as mutually agreed. At such meeting, such representatives of Buyer and its Affiliates shall respond, during such meeting (or, if not then practicable, as promptly as practicable thereafter), to Sellers’ reasonable inquiries to the extent appropriate for the purpose of providing Sellers with a reasonably detailed understanding of the efforts of Buyer and the other members of the Buyer Rights Group to satisfy the diligence obligations set forth in Section 1.9(c)(i) and their progress with respect thereto. For clarity, Sellers’ reasonable inquiries at any such meeting may include or cover any of the topics or information that Buyer is permitted to exclude from the Annual Report pursuant to any of clauses (x) through (z) set forth above in this Section 1.9(d)(iii).
(e)    Audits. Upon the written request of the Sellers, the Buyer shall, and shall cause the other members of the Buyer Rights Group to, permit an independent public accountant selected by the Sellers and reasonably satisfactory to the Buyer and the relevant member of the Buyer Rights Group (the “Accountant”) to have reasonable access upon reasonable prior notice and during normal business hours, but no more than once during any calendar year, to review the books and

ASSET PURCHASE AGREEMENT

records of the Buyer and the other members of the Buyer Rights Group solely for the purpose of determining compliance with Section 1.9(a), Section 1.9(c)(i) and Section 1.9(d)(i) (an “Audit”), at the Sellers’ expense. Before conducting the Audit, the Accountant must execute a reasonable confidentiality agreement with the Buyer and, if applicable, the relevant Buyer Rights Group member. In acting hereunder, the Accountant shall act as an expert and not as arbitrator, and Accountant’s authority is limited to resolving disputed issues of fact (and not law). The procedures set forth in this Section 1.7(e) concerning the determinations set forth herein by the Accountant shall be governed by the law of expert determination and appraisal rather than the law of arbitration. If the Accountant concludes that any Milestone Payment was not paid when due, the Sellers shall be entitled to deliver a written notice of such non-payment (a “Dispute Notice”), in which case the Sellers and the Buyer shall, for a period of not less than thirty (30) calendar days after delivery of the Dispute Notice, attempt in good faith to resolve the items in dispute. If no agreement is reached by the Sellers and the Buyer as to the calculation of the disputed amount within thirty (30) calendar days after delivery of a Dispute Notice, then either party shall have the right to pursue applicable legal remedies in accordance with the provisions of Section 6.11. If the Sellers and the Buyer agree, or any dispute resolution mechanism determines that, any Milestone Payment was not paid as a result of an underreporting of Net Sales by more than (***), the Buyer shall reimburse the Sellers for the reasonable out-of-pocket costs of the Audit and the reasonable costs and expenses of Sellers in investigating the same, including but not limited to attorneys fees. A quarterly period can only be subject to an Audit on one occasion and the Sellers shall not be permitted to Audit a calendar quarter more than six (6) years after the end of such calendar quarter.
(f)    Methods of Payments; Foreign Currency. All Milestone Payments shall be paid in Dollars by wire transfer to an account designated in writing by the Sellers. For all Net Sales and deductions or exclusions therefrom denominated in any currency other than Dollars, the amount of such sales in foreign currencies shall be converted into Dollars using the exchange rate for the relevant month (the “Monthly Rate”), such Monthly Rate being determined as the last price rate of exchange for such currencies on the last business day of the immediately preceding calendar month as published on Bloomberg page FXC (or such other publication as may be agreed upon in writing between the parties from time to time).
(g)    Contractual Rights Only. The rights and obligations of the Sellers under this Section 1.9, including the right to receive payments, (i) are purely contractual rights and not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) do not give the Sellers any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer’s equity securities and (iv) subject to Section 6.4, are not transferrable, assignable or redeemable (other than indirect transfers or assignments, transfers by operation of law or transfers or assignments to any Affiliate of the Sellers).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each of the Sellers represents and warrants to the Buyer, jointly and severally, as of the Effective Date, except as set forth herein or, subject to Section 6.12, in the Disclosure Schedule.

ASSET PURCHASE AGREEMENT

2.1.    Organization, Standing and Power. Each Seller is duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate or limited liability company, as applicable, power and authority to own the Transferred Assets owned by such Seller.
2.2.    Authority; No Conflict; Required Filings and Consents.
(a)    Each Seller has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by each Seller of the Contemplated Transactions have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Seller. Each Seller has duly executed and delivered this Agreement and has duly executed and delivered (or at the Closing will duly execute and deliver) each Ancillary Agreement to which such Seller is a party. This Agreement is the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, and each Ancillary Agreement to which a Seller is a party (or will be a party at the Closing) is or will be at the Closing, as applicable, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except, in the case of this Agreement or any such Ancillary Agreement, as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy Exception”).
(b)    The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by each Seller of the Contemplated Transactions, do not and will not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws or limited liability company agreement, as the case may be, of such Seller, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any Contract to which such Seller is a party, require a consent or waiver under any Contract to which such Seller is a party, require the payment of a penalty under any Contract to which such Seller is a party, or result in the imposition of any Liens, other than Permitted Liens, on or with respect to any of the Transferred Assets, or (iii) subject to compliance with the requirements specified in Section 2.2(c), conflict with or violate any Permit, concession, franchise, license or Law applicable to such Seller or any of its properties or assets.
(c)    No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to each Seller in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of the Contemplated Transactions.
2.3.    Taxes.

ASSET PURCHASE AGREEMENT

(a)    Each Seller has timely paid all income Taxes which will have been required to be paid on or prior to the date hereof by such Seller, the non-payment of which would result in a Lien on any Transferred Asset or would result in the Buyer becoming liable or responsible therefor.
(b)    The Sellers will timely pay all income Taxes that arise from or with respect to the Transferred Assets, that are incurred in or attributable to the Pre-Closing Tax Period and that Sellers are required to pay, the non-payment of which would result in a Lien on any Transferred Asset.
(c)    Since January 17, 2023, neither Seller has received any written notice that any of the Transferred Assets are subject to or encumbered by any Lien with respect to Taxes, other than a Permitted Lien.
2.4.    Intellectual Property.
(a)    To Sellers’ Knowledge, the Sellers’ are the sole and exclusive owner of, or possess valid license rights to use, the FL-101/FL-103 Intellectual Property. For clarity, the scope of the foregoing sentence shall not be construed or interpreted, and shall not include, any representation or warranty that the practice or use of the FL-101/FL-103 Intellectual Property shall not infringe, misappropriate or violate the intellectual property rights of any person.
(b)    Since January 17, 2023, neither Seller nor any of its controlled Affiliates has assigned to any third party all or any portion of any ownership and title that such Seller or such controlled Affiliate, as applicable, may have or may have had with respect to the FL-101/FL-103 Intellectual Property. Since January 17, 2023, neither Seller nor any of its controlled Affiliates has granted to any third party any sublicense under any license rights that either Seller or any of its controlled Affiliates has to use FL-101/FL-103 Intellectual Property.
(c)    Since January 17, 2023, (i) the Sellers have not sent any written notice of infringement or misappropriation to, or asserted or threatened any action or claim of infringement or misappropriation against, any Person involving or relating to any FL-101/FL-103 Intellectual Property, (ii) to Sellers’ Knowledge, Sellers have not been served with or provided written notice that there is any pending or threatened claim, interference, opposition or demand of any third party, including any controlled Affiliate of the Sellers, challenging the ownership, validity or scope of any FL-101/FL-103 Intellectual Property, and (iii) to the Sellers’ Knowledge, neither the Sellers nor any of their controlled Affiliates have been served with or provided written notice that any FL-101/FL-103 Intellectual Property is the subject of any Order barring or limiting the Sellers’ use of any such FL-101/FL-103 Intellectual Property.
(d)    Except as disclosed in Section 2.4(d) of the Disclosure Schedule, since January 17, 2023, (i) the Sellers have not granted any licenses to the FL-101/FL-103 Intellectual Property, (ii) the Sellers have not entered into any Contract (other than this Agreement and the Ancillary Agreements) that materially limits or restricts the Sellers’ use of the FL-101/FL-103 Intellectual Property, and (iii) Sellers have not entered into any Contract that provides for the payment of royalties by the Sellers on or with respect to any of the FL-101/FL-103 Intellectual Property.
2.5.    Contracts.

ASSET PURCHASE AGREEMENT

(a)    To Sellers’ Knowledge, Section 2.5(a) of the Disclosure Schedule sets forth a complete and accurate list of each Contract (i) to which either Seller is a party as of the Effective Date, (ii) that is being used or held for use by either Seller as of the Effective Date primarily in connection with any Product, (iii) to which, immediately prior to the consummation of the Merger on January 17, 2023, Sellers’ Predecessor was a party and that was used or held for use by Sellers’ Predecessor primarily in connection with any Product, and (iv) that Sellers’ Predecessor made a representation and warranty in the Merger Agreement to the effect that, as of the date of the Merger Agreement, such Contract was a material contract of Sellers’ Predecessor (collectively, the “Material Contracts”).
(b)    Except as disclosed in Section 2.5(b) of the Disclosure Schedule, (i) the Sellers have furnished or made available to the Buyer a copy of each Material Contract in the form that such Material Contract is in Sellers’ possession, (ii) since January 17, 2023, neither Seller has terminated, or entered into any Contract agreeing to terminate, any Material Contract, (iii) since January 17, 2023, neither Seller (or its applicable Affiliate) has received written notice from any third party that either Seller or any of its Affiliates is in violation in any material respect of or in default in any material respect under any Material Contract, and (iv) since January 17, 2023, neither Seller (or its applicable Affiliate) has delivered written notice to any third party to any Material Contract to the effect that such third party is in violation in any material respect of or in default in any material respect under such Material Contract.
2.6.    Litigation. Since January 17, 2023, neither Seller has received any written notice that there is any action, suit, proceeding, claim, arbitration or investigation, pending or threatened against the Sellers or any of their controlled Affiliates with respect to, or primarily affecting, any Product. Since January 17, 2023, neither Seller has received any written notice that are unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a court, an administrative agency or by an arbitrator against any of the Transferred Assets or against the Sellers or any of their controlled Affiliates with respect to, or primarily affecting, any Product. Since January 17, 2023, neither Seller has received any written notice that (i) there is any action, suit, proceeding, claim, arbitration or investigation pending or threatened against the Sellers, or (ii) the Sellers are subject to any outstanding order, writ, judgement, injunction or decree of any Governmental Entity that, in the case of either the foregoing clause (i) or the foregoing clause (ii), would, individually or in the aggregate (a) prevent or materially delay the consummation by the Sellers of the Contemplated Transactions, or (b) otherwise prevent or materially delay performance by the Sellers of their obligations under this Agreement.
2.7.    Compliance with Laws. Since January 17, 2023, neither Seller has received any written notice alleging any material violation of any applicable Law with respect to any Product or the ownership or operation of the Transferred Assets.
2.8.    Permits. Since January 17, 2023, neither Seller nor any of their controlled Affiliates has received any written notices that (i) it is in violation of any of the terms or conditions of any Transferred Permits, (ii) there is any action or claim pending or threatened to revoke, suspend, adversely modify or terminate any Transferred Permit or declare any Transferred Permit invalid in any material respect, or (iii) the Sellers or their controlled Affiliates do not have any Permit necessary for the Sellers to own, lease or otherwise operate the Transferred Assets and conduct their business as it relates to the Product.

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2.9.    Regulatory Matters.
(a)    With respect to any Product, since January 17, 2023, neither Seller has received any written notice of FDA regulatory actions against the Sellers or any of their controlled Affiliates, including written notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, or any other written notice from any Governmental Entity alleging or asserting material noncompliance with any Law.
(b)    Since January 17, 2023, neither Seller nor any of its controlled Affiliates has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit or investigation from the FDA or any other Governmental Entity alleging that any operation or activity of the Sellers or any of their controlled Affiliates in connection with any Product is in material violation of the FDA Act or the respective counterparts thereof promulgated by applicable state Governmental Entities or Governmental Entities outside the United States, including, as applicable, the medicinal products and medical device Laws of the European Union. Since January 17, 2023, neither Seller has received written notice of any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, proceeding or investigation that is pending or threatened against the Sellers or any of their controlled Affiliates in connection with any Product. Since January 17, 2023, neither Seller has received written notice that there has not been any material violation of any laws by the Sellers or any of their controlled Affiliates or any of its agents or contractors in Sellers’ product development efforts, submissions or reports to any Governmental Entity in connection with any Product that would reasonably be expected to require investigation, corrective action or enforcement action.
2.10.    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Sellers or any of their controlled Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.
2.11.    Title to Transferred Assets. To Sellers’ Knowledge, the Sellers’ are the sole and exclusive owner of, and have good and valid title to, each of those Transferred Assets in which the Sellers have, or purport to have, an ownership interest, except for any minor imperfections of title that do not materially adversely affect Buyer’s right to own, use or exploit any of such Transferred Assets; provided, however, that, notwithstanding the foregoing, no representation or warranty is made pursuant to this sentence with respect to any of the FL-101/FL-103 Intellectual Property. Since January 17, 2023, neither Seller nor any of its controlled Affiliates has assigned to any third party all or any portion of any ownership and title that such Seller or such controlled Affiliate, as applicable, may have or may have had with respect to any of the Transferred Assets. Since January 17, 2023, neither Seller has created, recorded or imposed any Lien (other than a Permitted Lien) on any of the Transferred Assets for the benefit of any Person. Since January 17, 2023, neither Seller has received any written notice that any of the Transferred Assets are subject to or encumbered by any Liens, other than Permitted Liens.
2.12.    Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article II, neither Seller is making any other representations or warranties, express or implied, with respect to any Product, the Transferred Assets, or the Assumed Liabilities.

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The Sellers hereby disclaim any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Sellers or any Affiliates.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers as of the Effective Date except as set forth herein.
3.1.    Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to carry on its business as now being conducted.
3.2.    Authority; No Conflict; Required Filings and Consents.
(a)    The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and each such Ancillary Agreement has been or at the Closing will be, duly executed and delivered by the Buyer. This Agreement is, and each such Ancillary Agreement is or, when duly executed and delivered by Buyer at the Closing, will be, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.
(b)    The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Buyer of the Contemplated Transactions, do not and will not (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, on or with respect to the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 3.2(c), conflict with or violate any permit, concession, franchise, license or Law applicable to the Buyer or any of its properties or assets.
(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation by the Buyer of the Contemplated Transactions.

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3.3.    Litigation. There is no action, suit, proceeding, claim, arbitration or, to the Buyer’s Knowledge, investigation pending or threatened, against the Buyer, and the Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the Contemplated Transactions or (b) otherwise prevent or materially delay performance by the Buyer of any of its obligations under this Agreement.
3.4.    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.
3.5.    Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article III, the Buyer is not making any other representations or warranties, express or implied, with respect to the Contemplated Transactions. The Buyer hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Buyer or any Affiliates.
3.6.    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Transferred Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II of this Agreement (including related portions of the Disclosure Schedules); and (b) neither the Sellers nor any other Person has made any representation or warranty as to the Sellers, the Transferred Assets, the Assumed Obligations or this Agreement, except as expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules).
ARTICLE IV
ADDITIONAL AGREEMENTS
4.1.    Confidentiality. After the Closing Date, the Sellers will, and will cause their controlled Affiliates and their respective Representatives to, treat and hold as confidential, and not disclose to any Person (including any Affiliates) any of the Confidential Information, except (i) to the extent necessary to perform its obligations or enforce its rights under this Agreement or the Ancillary Agreements, (ii) to its Affiliates and its or their respective Representatives on a need-to-know basis (provided that the Sellers shall be responsible for any breach of this Section 4.1 by any of its Affiliates or Representatives to which such information is disclosed in accordance with this clause (ii)) or (iii) notwithstanding anything in this Section 4.1 to the contrary, a Seller may make any public disclosure it believes in good faith is required by any applicable Law or stock market or stock exchange rule. In the event that, at any time after the Closing, the Sellers or any of their Affiliates or its or their respective Representatives are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law or pursuant to any listing agreement with any securities exchange) to disclose any Confidential Information, to the extent practicable and

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permitted by applicable Law, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 4.1, and, in the absence of a protective order or upon the receipt of a waiver hereunder, the Sellers or any of their Affiliates may disclose any such Confidential Information; provided, however, that, at the request and at the expense of the Buyer, and to the extent practicable and permitted by applicable Law, the Sellers shall use commercially reasonable efforts to obtain any reasonably available assurance that confidential treatment will be accorded to such portion of the Confidential Information to be disclosed as the Buyer shall designate. For the avoidance of doubt, nothing in this Agreement shall in any way (a) limit or restrict the Sellers’ or any of its Affiliates’ right or ability to engage in any activity or business, whether or not competitive with the business of the Buyer or any of its Affiliates or (b) limit or restrict the Buyer’s or any member of the Buyer Rights Group’s right or ability to engage in any activity or business, whether or not competitive with the business of the Sellers or any of their Affiliates.
4.2.    Public Disclosure. The press release, if any, announcing the execution of this Agreement shall be issued in such form and on such timing as shall be mutually agreed upon by the Sellers and the Buyer on or prior to the Effective Date. Subject to Section 4.1, unless otherwise required by applicable Law or by any listing agreement with any securities exchange, the Sellers and the Buyer shall not, and cause their respective Affiliates not to, make any public announcement with respect to this Agreement or the Contemplated Transactions, or otherwise communicate with any news media regarding this Agreement or the Contemplated Transactions, without the prior written consent of the Buyer or the Sellers, as applicable; provided that after the Contemplated Transactions have been announced, the Sellers and their Affiliates and the Buyer and its Affiliates shall be entitled to respond publicly to questions in the ordinary course or issue any press release or make any other public statement that, in each case, does not disclose additional material Confidential Information of the other party and is not inconsistent with any public statement previously issued or made by it in accordance with the provisions of this Section 4.2.
4.3.    Further Assurances. Each of the parties will execute and deliver any further instruments and documents as may be required or that any other party reasonably may request in order to carry out the purposes of this Agreement.
4.4.    Tax Matters.
(a)    The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer and the Sellers (and their respective Subsidiaries) shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least six years following the Closing Date. The Sellers and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets.
(b)    Any real property, personal property or similar Taxes applicable to the Transferred Assets for any taxable period (regardless of whether any such taxable period ends at any time prior to, on, or at any time after, the Closing Date) (collectively, the “Section 4.4(b) Tax

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Obligations”) shall be paid or reimbursed, as applicable, by the Buyer. The Buyer shall reimburse or pay the Sellers an amount equal to any such real property, personal property or similar Taxes paid or payable by the Sellers. Such reimbursements or payments by the Buyer shall be made on the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Sellers if such Taxes are not paid or reimbursed by the Buyer on or prior to the Closing Date). Without limiting any of the foregoing provisions of this Section 4.4(b), Section 4.4(b) Tax Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.
(c)    Two alternative proposed schedules allocating the Aggregate Consideration (including any Retained Liabilities treated as consideration for the Transferred Assets for Tax purposes) in accordance with Section 1060 of the Code are attached as Exhibit C-1 and Exhibit C-2 (each a “Proposed Allocation Schedule” and collectively, the “Proposed Allocation Schedules”). The Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with whichever of the Proposed Allocation Schedules Parent determines in its sole discretion, provided that Parent hereby agrees to make such determination and provide written notice thereof to Buyer and Flame no later than February 28, 2024 (the Proposed Allocation Schedule so determined by Parent is referred to herein as the “Allocation Schedule”).
4.5.    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer.
4.6.    Shared Contracts. With respect to any Shared Contract, Buyer and Flame shall use commercially reasonable efforts following the Closing to negotiate between themselves and with the applicable third party that is a party to such Shared Contract (the “Applicable Third Party”) the terms of a written agreement or a series of written agreements (collectively, the “Applicable Replacement Contract”) that will supersede and replace such Shared Contract, which Applicable Replacement Contract shall provide that (i) all of the rights and obligations of Flame and its Affiliates (including Parent) that otherwise would have accrued under such Shared Contract from and after the Closing, but only to the extent that such rights and obligations relate or pertain to any Product, any Transferred Asset or the research, development, manufacture, sale or other commercialization of any Product or any Transferred Asset, shall solely be applicable to, and shall solely benefit and burden, as applicable, the Buyer, and shall not be applicable to, and shall not benefit or burden, Flame or any of its Affiliates (including Parent), (ii) Buyer shall assume and be responsible for any obligations or liabilities of Flame and its Affiliates (including Parent) under such Shared Contract that are accrued as of the Closing Date or arose, accrued or otherwise relate to any period prior to the Closing Date, but only to the extent that such obligations or liabilities relate or pertain to any Product, any Transferred Asset or the research, development, manufacture, sale or other commercialization of any Product or any Transferred Asset, and Flame and its Affiliates (including Parent) shall be released from any and all of such assumed obligations or liabilities, (iii) all of the rights and obligations of Flame and its Affiliates (including Parent) that otherwise would have accrued under such Shared Contract from and after the Closing, but only to the extent that such rights and obligations do not relate or pertain to any Product, any Transferred Asset or the research, development, manufacture, sale or other commercialization of any Product or any Transferred Asset, shall solely be applicable to, and shall solely benefit and burden, as applicable, Flame, and shall not be applicable to, and shall not benefit or burden, Buyer or any of its Affiliates, and (iv) Flame shall retain and be responsible for

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any and all obligations or liabilities of Flame under such Shared Contract that are accrued as of the Closing Date or arose, accrued or otherwise relate to any period prior to the Closing Date, but only to the extent that such obligations or liabilities do not relate or pertain to any Product, any Transferred Asset or the research, development, manufacture, sale or other commercialization of any Product or any Transferred Asset. Promptly following the Closing (and in no event more than 60 days following the Closing), Buyer and Flame shall execute and deliver each such Applicable Replacement Contract that has been negotiated by, and is in form and substance reasonably satisfactory (consistent with the foregoing provisions of this Section 4.6) to, Buyer, Flame and the Applicable Third Party, and Buyer and Flame shall have used and shall use commercially reasonable efforts (consistent with the foregoing provisions of this Section 4.6) to cause the Applicable Third Party to execute and deliver the Applicable Replacement Contract promptly following the Closing (and in no event more than 60 days following the Closing).
4.7.    Shared Know-How. In the event that, as of immediately prior to the Closing, there is any Shared Know-How, (i) Sellers shall grant, or cause to be granted, and hereby do grant, to the Buyer a worldwide, non-exclusive, perpetual (unless terminated by Sellers on account of any material breach by Buyer of its obligations under this Section 4.7), fully paid-up and royalty free license (with the right to grant sublicenses through multiple tiers of sublicensees) under all of the right, title and interest of Sellers and their Affiliates in and to any such Shared Know-How solely to practice and use any such Shared Know-How to research, develop, manufacture, use, sell or otherwise commercialize any Product or Products, and (ii) the Buyer shall reimburse Seller for its actual out-of-pocket costs and expenses that (1) solely arise out of the Buyer’s practice, use or exploitation of the Shared Know-How to research, develop, manufacture, use, sell or otherwise commercialize any Product or Products or (2) arise under any Contract to the extent that the Shared Know-How is practiced, used or exploited by Buyer pursuant to such Contract to research, develop, manufacture, use, sell or otherwise commercialize any Product or Products. Sellers shall execute and deliver any further instruments and documents as may be reasonably required or as reasonably requested by Buyer to effect the foregoing terms of this Section 4.7, and the Buyer shall execute and deliver any further instruments and documents as may be reasonably required or as reasonably requested by Buyer to effect the foregoing terms of this Section 4.7.
4.8.    Promptly following the Closing (and in no event more than 15 days following the Closing), the Sellers shall execute and deliver to the Buyer an IND transfer letter to FDA for each of the Transferred Permits, in form and substance reasonably satisfactory to Buyer, and such other instruments of transfer, conveyance and assignment as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of all right, title and interest in and to the Transferred Assets in accordance with the terms and conditions of this Agreement (the “Additional Transfer Documents”).
ARTICLE V
INDEMNIFICATION
5.1.    Indemnification by the Sellers Subject to the terms and conditions of this Article V, from and after the Closing, the Sellers shall, jointly and severally, defend and indemnify the Buyer and its Affiliates in respect of, and hold it harmless against, any and all Damages suffered or incurred by the Buyer and its Affiliates to the extent resulting from or constituting:

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(a)    any inaccuracy in or breach of any of the representations or warranties of any Seller in this Agreement, any Ancillary Agreement or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;
(b)    any breach or failure to perform by any Seller of any covenant or agreement contained in this Agreement, any Ancillary Agreement or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement; or
(c)    any claim by a Third Party against Buyer and its Affiliates to the extent based upon, resulting from or arising out of any Retained Liabilities or Excluded Assets.
5.2.    Indemnification by the Buyer. Subject to the terms and conditions of this Article V, from and after the Closing, the Buyer shall defend and indemnify each of the Sellers and their Affiliates in respect of, and hold it harmless against any and all Damages suffered or incurred by the Sellers and their Affiliates to the extent resulting from or constituting:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer in this Agreement, any Ancillary Agreement or any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement;
(b)    any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement, any Ancillary Agreement or any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement;
(c)    any Assumed Liabilities; or
(d)    any claim by a Third Party against either Seller or any Affiliate of a Seller to the extent based upon, resulting from or arising out of the ownership, use, conduct or operation of the Transferred Assets, or the payment and/or performance of (or the failure to pay or perform) any of the Assumed Liabilities, by the Buyer or any of its Affiliates, licensees, sublicensees or contractors at any time after the Closing.
5.3.    Claims for Indemnification.
(a)    Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third-Party Claim”) shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article V (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third-Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a Third-Party Claim for which indemnification may be sought. For purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer or any of its Affiliates, the Sellers and (ii) in the case of a claim for indemnification by the Sellers or any of their respective Affiliates, the Buyer. Such Third-Party Claim Notice shall include a description in reasonable detail (to the extent then known by the Indemnified Party) of (A) the facts constituting the basis for such Third-Party Claim and (B) the amount of the Damages claimed (the “Third-Party Claim Amount”). No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party is actually

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prejudiced thereby. Within thirty (30) Business Days after delivery of such Third-Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense with counsel reasonably satisfactory to the Indemnified Party of any such Third- Party Claim seeking (i) solely monetary damages or (ii) injunctive relief that would reasonably be expected to be immaterial to the operations or business of the Indemnified Party and monetary damages. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Party. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (x) does not include a complete release of the Indemnified Party from all liability with respect thereto, (y) includes any admission by, or finding adverse to, the Indemnified Party or (z) imposes any liability or obligation on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this Article V that does not involve a third-party claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. Within thirty (30) Business Days after delivery of such Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds (or, if the Indemnifying Party is a Seller, an acknowledgement of the Buyer’s right to set off such amount in accordance with Section 5.7)), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Indemnifying Party by wire transfer of immediately available funds (or, if the Indemnifying Party is a Seller, an acknowledgement of the Buyer’s right to set off such amount in accordance with Section 5.7)) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 6.11.

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5.4.    Survival.
(a)    The representations and warranties of the Sellers and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions and remain in full force and effect until the date that is twelve (12) months after the Closing Date, at which time they shall expire; provided, however, that the Fundamental Reps shall survive until the earlier of (i) the satisfaction or termination of all obligations of the Buyer under Section 1.9, and (ii) 60 days after the expiration of the applicable statute of limitations. The covenants and agreements of the Sellers and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions in accordance with their terms or, if no time limit is stated therein, indefinitely.
(b)    If an indemnification claim is asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.
5.5.    Limitations.
(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) except with respect to the Fundamental Reps and with respect to any breach or inaccuracy of any representation or warranty (other than a Fundamental Rep) made by any Seller in this Agreement, any Ancillary Agreement or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, which breach or inaccuracy constitutes, or arises or results from, actual and intentional common law fraud (as defined under Delaware common law), the amount of Damages that may be recovered by an Indemnified Party under Section 5.1(a) or Section 5.2(a) shall not exceed the lesser of (1) (***) or (2) the aggregate amount of Milestone Payments that at any time (whether prior to, at the time, or after, the Indemnified Party has made any such claim for indemnification pursuant to Section 5.1(a) or Section 5.2(a), as applicable) has actually been paid or is actually paid to Sellers pursuant to Section 1.9 of this Agreement and/or was required to be paid or is required to be paid to Sellers pursuant to Section 1.9 of this Agreement but has not been paid, and (ii) the amount of Damages that may be recovered by an Indemnified Party under Section 5.1(a) or Section 5.2(a) with respect to breach of any Fundamental Rep, or with respect to breach of any representation or warranty (other than a Fundamental Rep) made by any Seller in this Agreement, any Ancillary Agreement or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, which breach or inaccuracy constitutes, or arises or results from, actual and intentional common law fraud, shall not exceed the aggregate amount of Milestone Payments that at any time (whether prior to, at the time, or after, the Indemnified Party has made any such claim for indemnification pursuant to Section 5.1(a) or Section 5.2(a), as applicable) has actually been paid or is actually paid to Sellers pursuant to Section 1.9 of this Agreement, and/or was required to be paid or is required to be paid to Sellers pursuant to Section 1.9 of this Agreement but has not been paid. For clarity, it is understood and agreed that none of the foregoing provisions of this Section 5.5(a) shall limit any of the provisions set forth in Section 5.5(d) or Section 5.7 below.
(b)    In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article V that are (i) consequential damages or Damages for lost profits or diminution in value, or (ii) punitive, special, trebled or exemplary damages, in each

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case other than any amounts paid to an unaffiliated Third-Party with respect to Third-Party Claims based on a final judgment.
(c)    Except with respect to claims for specific performance as provided in Section 6.10, from and after the Closing, the rights of the Indemnified Parties under this Article V shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement any Ancillary Agreement and/or any certificate or instrument delivered by or on behalf of the Indemnifying Party pursuant to this Agreement (including, without limitation, any claims for actual and intentional common law fraud (as defined under Delaware common law)). Without limitation of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the Contemplated Transactions.
(d)    Notwithstanding anything express or implied in this Agreement to the contrary, (i) the sole recourse of Buyer to satisfy any indemnification amount or payment to which Buyer is entitled to pursuant to this Article V shall be to exercise Buyer’s right of set-off pursuant to, and in accordance with, the provisions of Section 5.7 below, and (ii) except with respect to claims for specific performance as provided in Section 6.10, from and after the Closing, Buyer’s right of set-off pursuant to, and in accordance with, the provisions of Section 5.7 below shall be the sole and exclusive remedy of Buyer with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, any Ancillary Agreement and/or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement (including, without limitation, any claims for actual and intentional common law fraud (as defined under Delaware common law)). In the event that the exercise by Buyer of its right of set-off pursuant to, and in accordance with, the provisions of Section 5.7 below, are not sufficient to satisfy any indemnification amount, payment or claim to which Buyer is entitled pursuant to this Article V, such unsatisfied amount, payment or claim shall remain unsatisfied and Buyer shall have no other recourse or right or remedy to satisfy or seek to satisfy such unsatisfied amount, payment or claim other than to set off such amounts pursuant to Section 5.7.
(e)    Payments by an Indemnifying Party pursuant to Section 5.1 or Section 5.2 in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages, provided that satisfaction of the foregoing provisions of this sentence shall not be a condition precedent to the exercise by an Indemnified Party of any right to make or satisfy any claim for indemnification pursuant to this Article V. In the event that an Indemnified Party recovers under any insurance policies or indemnity, contribution or other similar agreement for any Damages for which such Indemnified Party has already been indemnified pursuant to this Article V, then such Indemnified Party shall pay to the Indemnifying Party the amount of any such recovery under any such insurance policies or indemnity, contribution or other similar agreements.
(f)    Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be expected to, or does, give rise thereto.

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(g)    The Indemnifying Party shall not be liable under this Article V for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Indemnified Party contained in this Agreement if the Indemnified Party had knowledge of such inaccuracy or breach prior to the Closing.
(h)    Without limiting the generality of any of the foregoing provisions of this Section5.5 or the provisions of Section 5.7 hereof, a party to this Agreement shall have the right to satisfy any indemnification amount or payment that such party would otherwise by required to pay or make pursuant to this Article V in such party’s capacity as an Indemnifying Party to any other party to this Agreement in such other party’s capacity as an Indemnified Party by setting off against any such indemnification amount or payment that such party would otherwise be required to pay or make pursuant to this Article V as an Indemnifying Party any indemnification amount or payment that such party would otherwise be entitled to receive from any other party pursuant to this Article V in such party’s capacity as an Indemnified Party. In the event that a party exercises its right of set- off under this Section 5.5(h), such party shall provide written notice of exercise to the other party, which notice shall specify the particulars of the set-off, and both parties shall be deemed to have satisfied and discharged their respective obligation pursuant to this Article V to make payment of their respective indemnification amounts or payments to the extent that such respective indemnification amounts or payments are subject to set-off pursuant to this Section 5.5(h).
5.6.    Indemnification Payments. All indemnification payments made hereunder shall be treated by all parties as adjustments to the Aggregate Consideration for Tax purposes unless otherwise required by Law.
5.7.    Setoff. Except for, and without limiting, any set-off rights that Buyer may have under Section 5.5(h), the sole and exclusive recourse of Buyer to recover and satisfy any indemnification amount or payment to which Buyer is or becomes entitled pursuant to this Article V shall be to set off any such indemnification amount or payment to which Buyer is or becomes entitled against Buyer’s obligation to make payment of any Milestone Payment that is owed or thereafter becomes payable to the Sellers pursuant to this Agreement and has not yet been paid to the Sellers. In the event Buyer exercises its set off rights pursuant to this Section 5.7 and withholds from any Milestone Payment the amount of any Damages to which Buyer is or becomes entitled pursuant to this Article V, upon the final resolution of the claim for indemnification with respect to which such offset has been made, Buyer shall pay Sellers the amount, if any, by which the amount offset exceeds the amount of Damages to which the Buyer has been finally determined to be entitled in connection with such resolution, together with interest thereon at the prime rate as published by the Wall Street Journal Online as of the date the applicable payment was due, plus (***).
5.8.    Tax Treatment of Indemnification Claims. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
ARTICLE VI
MISCELLANEOUS
6.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail,

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return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:
(a)    if to the Buyer, to

        AlmataBio, Inc.
        650 Ponce De Leon Ave
        Ste. 300 #1489
        Atlanta, Georgia 30308
        Attention: Patrick J. Crutcher

    with a copy (which shall not constitute notice) to:

        Hutchison PLLC
        701 Corporate Center Drive, Suite 250
        Raleigh, NC 27607
        Attention: John Rudd

(b)    if to the Sellers, to:

        Leap Therapeutics, Inc.
        47 Thorndike Street, Suite B1-1
        Cambridge, MA 02141
        Attention: Douglas Onsi, President & CEO

        Flame Biosciences LLC
        c/o Leap Therapeutics, Inc.
        47 Thorndike Street, Suite B1-1
        Cambridge, MA 02141
        Attention: Douglas Onsi, President & CEO

with a copy (which shall not constitute notice) to:

        Morgan, Lewis & Bockius LLP
        One Federal Street
        Boston, MA 02110
        Attention: Julio E. Vega

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

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6.2.    Entire Agreement. This Agreement (including the Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing, including the Ancillary Agreements) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, with respect to the subject matter hereof, including Confidentiality Agreement dated July 6, 2023 by and between the Buyer and the Parent.
6.3.    No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any Third-Party beneficiary hereto.
6.4.    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by the Sellers or the Buyer, as the case may be, without the prior written consent of the Buyer or the Sellers, respectively, and any such assignment without such prior written consent shall be null and void, except that, following the Closing, (i) a party may assign any of its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates and (ii) a party may assign this Agreement in its entirety to its successor in interest in connection with a merger, reorganization, sale of all or substantially all of such party’s assets or equity; provided that in each case no such assignment shall limit, relieve or offset the assigning party’s obligation hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and permitted assigns.
6.5.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
6.6.    Counterparts and Signature. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.
6.7.    Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and

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shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state or local Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to a “party” or “parties” shall mean a party or parties to this Agreement (and their respective successors and permitted assigns). For the purposes of this Agreement, “furnished to the Buyer” shall mean “furnished or made available to the Buyer or its Representatives, including in the Sellers’ electronic data room prior to the Closing Date.”
6.8.    Governing Law. This Agreement and any claims arising therefrom shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
6.9.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS ENTERED INTO OR DELIVERED IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.
6.10.    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.
6.11.    Submission to Jurisdiction. Each of the parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware, County of New Castle, in any action or proceeding arising out of or relating to this Agreement or any of the

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Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
6.12.    Disclosure Schedule. The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in Article II and the disclosure with respect to a representation and warranty contained in Article II shall also qualify any other representations and warranties in Article II to the extent that it is readily apparent on the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties. The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant on the part of the Sellers. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
6.13.    Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses.
6.14.    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
6.15.    Extension; Waiver. The parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE VII
DEFINITIONS
For purposes of this Agreement, each of the following terms has the meaning set forth below or as defined herein.

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“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to the foregoing, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Consideration” means (a) the Closing Date Consideration, and (b) any Milestone Payments that become due and payable pursuant to this Agreement.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law, executive order or governmental decree to remain closed.
“Buyer Rights Group” means (a) the Buyer; (b) with respect to any Product, any Person to which any right to sell such Product is licensed, sublicensed, assigned, transferred or otherwise granted by the Buyer or any Affiliate of the Buyer, or any Person to whom an option to acquire such right is granted by the Buyer or any Affiliate of the Buyer; (c) with respect to any Product, any Person to which the right to sell such Product is licensed, sublicensed, assigned, transferred or otherwise granted by any Person described in clause (b) above or in this clause (c), or any Person to whom an option to acquire such right is granted by any Person described in clause (b) above or in this clause (c); (d) with respect to any Product, any successor or assign of any Person described in clauses (a), (b) or (c) above or this clause (d) with respect to such Person’s interest in such Product; and (e) with respect to any Product, any Affiliate of any Person described in clauses (a), (b), (c), or (d) involved (or that upon exercise of any option would be involved) in the development or commercialization of such Product with or on behalf of such Person. For the avoidance of doubt, Buyer Rights Group shall include a reseller or distributor of a Product that (i) purchases such Product for resale, and (ii) either (1) needs a license or sublicense from a Buyer Rights Group member to FL-101/FL-103 Intellectual Property in order to distribute or resell such Product or (2) agrees to make any upfront payment, option payment, milestone payment, royalty payments or other payments or to pay or provide any other consideration to any Person in the Buyer Rights Group in connection with the grant to such reseller or distributor of the right (or an option to acquire such right) to distribute or resell such Product or the appointment of such reseller or distributor (it being understood and agreed, for clarity, that payment by such reseller or distributor of the purchase price for the quantities or units of Product purchased by such reseller or distributor for resale shall not be taken into account solely for purposes of this clause (2)).
“China” means the People’s Republic of China and all of its territories or possessions, including, Hong Kong and Macau.
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means the date of the Closing.
“Closing Date Consideration” means a non-refundable payment of (***).
“Code” means the United States Internal Revenue Code of 1986, as amended.

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“Commercially Reasonable Efforts” means, for purposes of Section 1.9(c) of this Agreement, the use of such efforts and resources as are used by a biopharmaceutical company of similar size and market capitalization as Buyer (or that of the applicable member of the Buyer Rights Group if it is of a larger size and market capitalization than Buyer) in the exercise of its commercially reasonable business practices relating to the development and commercialization of pharmaceutical or biological products with similar commercial potential as the relevant Product at a similar stage in product lifecycle, taking into consideration the safety and efficacy of the product, the risks inherent in the development and commercialization of the product, its competitiveness compared to alternative products, the proprietary position of the product (including scope and duration of relevant Patent Rights), the scope of marketing approval, the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal and the anticipated profitability of the product. The Sellers acknowledge that discontinuation of research, development or commercialization activities with respect to Products may constitute “Commercially Reasonable Efforts.”
“Confidential Information” means (a) any information relating to any Product or the Transferred Assets that, immediately prior to the Closing, is not publicly available and is owned by, exclusively licensed to, or held subject to obligations of confidentiality or non-disclosure by, either Seller or any of their respective controlled Affiliates, except to the extent that such information (i) becomes publicly available after the Closing other than through improper disclosure by the Sellers, any of their controlled Affiliates or any of their respective Representatives or (ii) shall have become known to the Sellers or any of their Affiliates at any time (either prior to or after the Closing) from a source (other than the Buyer and its Affiliates) not known by either Seller to be bound by a confidentiality obligation to any Person (including, without limitation, either Seller, Buyer, their respective Affiliates and their respective Representatives) with respect to such information, and (b) any Transferred Know-How that, immediately prior to the Closing, is not publicly available, except to the extent that such Transferred Know-How (1) becomes publicly available after the Closing other than through improper disclosure by the Sellers, any of their controlled Affiliates or any of their respective Representatives or (2) shall have become known to the Sellers or any of their Affiliates at any time (either prior to or after the Closing) from a source (other than the Buyer and its Affiliates) not known by either Seller to be bound by a confidentiality obligation to any Person (including, without limitation, either Seller, Buyer, their respective Affiliates and their respective Representatives) with respect to such Transferred Know-How.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Contracts” means all contracts, leases (other than real property leases), deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, engagement letters and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Damages” means losses, damages, fines, fees, penalties, interest, awards and judgments of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement.
“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Buyer and dated as of the date of this Agreement.
“Dollar” or “$” means the lawful currency of the United States.

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“Domain Names” means all domain names, including all applications and registrations thereof, as may exist anywhere in the world.
“EMA” means the European Medicines Agency and any successor agency thereto or any equivalent agency in the United Kingdom or any other member state of the E.U.
“European Union” or “E.U.” means (i) all countries that are member states of the European Union as of the date hereof or at any time thereafter and (ii) the United Kingdom.
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.
“FDA Act” means the Federal Food, Drug and Cosmetic Act and applicable implementing regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current good manufacturing and quality system practices, good laboratory practices and good clinical practices and investigational use.
“First Commercial Sale” means, with respect to a Product and jurisdiction, the first sale on a commercial basis to a Third Party of such Product in such jurisdiction after Regulatory Approval has been obtained in such jurisdiction for such Product.
“FL-101/FL-103 Intellectual Property” means the FL-101/FL-103 Patents and the FL-101/FL-103 Know-How.
“FL-101/FL-103 Know-How” means any and all Know-How owned by Sellers or their controlled Affiliates as of immediately prior to the Closing that (i) pertains or relates primarily to any Product or, as of immediately prior to the Closing, are being used or held for use by Sellers primarily in connection with any Product, and (ii) immediately prior to the consummation of the Merger on January 17, 2023, was owned by Sellers’ Predecessor and was then being used or held for use by Sellers’ Predecessor primarily in connection with any Product.
“FL-101/FL-103 Patents” means the Patent Rights owned by or licensed to Sellers or their controlled Affiliates as of immediately prior to the Closing that (i) immediately prior to the consummation of the Merger on January 17, 2023, were owned by or licensed to Sellers’ Predecessor, and (ii) claim or cover the Product.
“France” means the Republic of France and all of its territories or possessions.
“Fundamental Reps” means the representations and warranties set forth in (i) Section 2.1 (Organization, Standing and Power), (ii) Section 2.2(a) (Authority), (iii) Section 2.10 (Brokers), (iv) Section 2.11 (Title to Transferred Assets), (v) Section 3.1 (Organization, Standing and Power), (vi) Section 3.2(a) (Authority) and (vii) Section 3.4 (Brokers).
“GAAP” means United States generally accepted accounting principles consistently applied.
“Germany” means the Federal Republic of Germany and all of its territories or possessions.
“Governmental Entity” means any national, multinational, state, provincial, local, foreign or other court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

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“Health Authorities” means the Governmental Entities which administer Health Laws, including the FDA.
“Health Law” means any Law the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing and distribution of such products, including any Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the FDA Act, the Public Health Service Act, as amended, their associated rules and regulations promulgated thereunder.
“IND” means Investigational New Drug application.
“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (a) Domain Names, copyrights and designs, (b) Patent Rights, (c) Trademarks, (d) Know-How and computer software programs and applications, including data files, source code, object code and software-related specifications and documentation, and (e) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.
“Italy” means the Republic of Italy and all of its territories or possessions.
“Japan” means Japan and all of its territories or possessions.
“Know-How” means any and all information, know-how, trade secrets, ideas, inventions, invention disclosures, discoveries and improvements, data, files, plans, operating records, instructions, proprietary or other processes, formulas, formulation information, manufacturing or other technology, validations, package specifications, chemical specifications, chemical and finished goods analytical test or other methods, stability data, clinical data, nonclinical data, safety data, adverse event report data, databases, manufacturing know-how, product specifications, information with respect to expert opinions, drawings, schematics, reports and information (whether or not patented or patentable), technology and techniques. For the avoidance of doubt, Know-How excludes Patent Rights (and any inventions claimed or disclosures made under any Patent Rights), Trademarks and Domain Names.
“Knowledge” means (a) with respect to the Sellers, the actual knowledge (without any investigation, review, inspection or searches of (1) any files, documents, books or records, (2) any databases, dockets, registries or governmental, administrative or court filings, or (3) any assets, properties or liabilities of Sellers) of the following employees of the Seller(s): Douglas Onsi and Augustine Lawlor, and (b) with respect to the Buyer, the actual knowledge (without any investigation, review, inspection or searches of (1) any files, documents, books or records, (2) any databases, dockets, registries or governmental, administrative or court filings, or (3) any assets, properties or liabilities of Buyer) of the following employees or directors of the Buyer or its Affiliates: Patrick Crutcher, Justin DeMartino and Tatyana Touzova.

ASSET PURCHASE AGREEMENT

“Law” means any law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree or agency requirement of any Governmental Entity.
“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, determined or determinable or due or to become due), including all costs and expenses relating thereto.
“Lien” means any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance.
“Merger” means the mergers pursuant to, and in accordance with, the Merger Agreement that resulted in the acquisition by Flame of Sellers’ Predecessor and its business, assets and liabilities.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 17, 2023, by and among Parent, Flame, Fire Merger Sub, Inc., Sellers’ Predecessor, and Shareholder Representative Services LLC, in its capacity as representative of the stockholders of Sellers’ Predecessor.
“NDA” means a New Drug Application as described in 21 C.F.R. § 314.50 and submitted to the FDA or a comparable application submitted to an applicable Governmental Entity outside the United States.
“Net Sales” means the gross amount invoiced by members of the Buyer Rights Group for sales of Products for end use or consumption to Third Parties, less the total of the following deductions, determined in accordance with GAAP, to the extent they are included in the gross invoiced sale price of the Products (and, in such case, such deductions must be set forth and itemized in the applicable invoice or invoices or in a separate written document so as to show their inclusion in the gross invoiced sale price of the Products) or otherwise directly paid or incurred by members of the Buyer Rights Group with respect to the sale of the Product to such Third Party as follows:
(a)    normal and customary trade discounts, credits or allowances (including volume) actually given;
(b)    reasonable and customary freight, postage, shipping, and insurance, expenses;
(c)    sales, value added and other taxes and duties (but not including taxes assessed against the income derived from such sale);
(d)    tariffs, customs or excise duties, surcharges and other compulsory governmental charges;
(e)    government mandated rebates and discounts;
(f)    bona fide retroactive price reductions and reasonable allowances for bad debt; and
(g)    any rebates, fees, credits, allowances and chargebacks actually given to any managed care organization, wholesaler, distributor, buying group, health care insurance carrier, chain pharmaceutical, mass merchandizer, staff model HMO, pharmacy benefit manager and hospital

ASSET PURCHASE AGREEMENT

buying group/group purchasing organization and credits or allowances for returns, rejections, defects or recalls.
For the avoidance of doubt, Product provided by a member of the Buyer Rights Group for clinical trial or other developmental purposes will not be included in Net Sales.
Net Sales shall also include the gross amount of any upfront license fee or sublicense fee, any other kind of upfront payment, any option grant fee or payment, any option exercise fee or payment, any milestone payment, and/or any license or sublicense or other kind of maintenance fee actually received by Buyer or any of its Affiliates for and in consideration, in whole or in part, for the grant by the Buyer, any Affiliate of the Buyer or any of their respective successors or assigns of any right (or any option to acquire such right) to develop, make, have made, use, sell or otherwise commercialize any Product pursuant to any license, sublicense, assignment, transfer or otherwise (including, without limitation, (i) any grant or appointment pursuant to any contract of any type or kind and (ii) any grant or exercise of any such option).
“Order” means any order, award, decree or injunction, ruling or writ issued, made or rendered by a Governmental Entity.
“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past custom and practice.
“Patent Rights” means all issued patents and pending patent applications, including any provisional, continuation, divisional, continuation-in-part application, substitution, reissue, renewal, reexamination, supplemental protection certificate, extension, counterpart, registration or confirmation of or related to any such patent or patent application, as each of the foregoing may exist anywhere in the world.
“Permitted Liens” means (i) Liens disclosed on Section 6.1(a) of the Disclosure Schedule, (ii) any restrictions, limitations or conditions set forth in or imposed pursuant to the Transferred Contracts or the Transferred Permits, or (iii) any non-exclusive license of any Intellectual Property granted in the Ordinary Course of Business.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Product” means Seller’s proprietary IL-1ß antibodies designated as FL-101 and FL-103, as further described on Schedule A, and including, without limitation, (i) any of such proprietary IL-1ß antibodies in any form or formulation, and (ii) any pharmaceutical composition or product that includes as a component thereof any of such proprietary IL-1ß antibodies in any form or formulation.

ASSET PURCHASE AGREEMENT

“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product in a jurisdiction, and including the expansion or modification of the label for additional indications or uses.
“Regulatory Authority” means the FDA, EMA or any other Governmental Entity in another country or jurisdiction that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product, or otherwise regulating the research, development or commercialization of a product, in such jurisdiction, including the EMA, and any successor(s) thereto.
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, independent contractors, accountants, legal and other representatives and agents.
“Shared Contracts” means those Contracts, if any, set forth on Section 6.1(b) of the Disclosure Schedule.
“Shared Know-How” means any and all Know-How owned by Sellers or their controlled Affiliates as of immediately prior to the Closing that (i) pertains or relates primarily to any Product or, as of immediately prior to the Closing, is being used or held for use by Sellers primarily in connection with any Product, and (ii) immediately prior to the consummation of the Merger on January 17, 2023, was owned by Sellers’ Predecessor and was then being used or held for use by Sellers’ Predecessor primarily in connection with any Product.
“Spain” means the Kingdom of Spain and all of its territories or possessions.
“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) 50% or more of such entity’s equity interests are at the time directly or indirectly owned by such Person.
“Taxes” means (a) all taxes, charges, fees, levies or other similar assessments or Liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, service, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (a) or any contest or dispute thereof.
“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes (including any attachments thereto or amendments thereof).
“Third-Party” means any Person other than the Sellers or Buyer or an Affiliate of the Sellers or Buyer.

ASSET PURCHASE AGREEMENT

“Trademarks” means all trademarks, service marks, trade names, logos, brands and other source identifiers, including all applications and registrations of the foregoing, as each of the foregoing may exist anywhere in the world.
“United Kingdom” or “U.K.” means the United Kingdom of Great Britain and Northern Ireland and all of their territories or possessions.
“United States” or “U.S.” means the United States of America and all of its territories and possessions.

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ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Buyer and the Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

ALMATABIO, INC.

By /s/ Patrick J. Crutcher
Name: Patrick J. Crutcher
Title: Chief Executive Officer

SELLERS:

LEAP THERAPEUTICS, INC.

By: /s/ Douglas E. Onsi
Name: Douglas Onsi
Title: President

FLAME BIOSCIENCES LLC

By: /s/ Douglas E. Onsi
Name: Douglas Onsi
Title: President

EXHIBIT A
BILL OF SALE

EXHIBIT B
ASSUMPTION OF ASSUMED LIABILITIES AGREEMENT

EXHIBIT C-1
PURCHASE PRICE ALLOCATION SCHEDULE

EXHIBIT C-2
PURCHASE PRICE ALLOCATION SCHEDULE

EXHIBIT D
ASSIGNMENT AND ASSUMPTION AGREEMENT